Exhibit 99.1

Harley-Davidson Motorcycle Trust 2005-1

Annual Servicer Statement

As of December 31, 2005

	A-1 Notes	A-1 Notes	A-2 Notes	A-2 Notes	B Notes	B Notes	Ending	Servicer	Trustee
Distribution	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly	Principal	Fees	Fees
Date	Principal **	Interest-3.28%	Principal	Interest-3.76%	Principal **	Interest-3.66%	Balance	1.00%	0.00185%	Shortfalls

January-05	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
February-05	—	—	—	—	—	—	—	—	—	—
March-05	14,677,884.50	1,473,175.56	—	963,019.56	936,886.24	164,761.00	714,385,229.26	403,392.39	1,125.42	—
April-05	17,811,893.66	1,154,347.12	—	780,826.67	1,136,929.38	130,732.50	695,436,406.22	390,380.08	1,101.34	—
May-05	20,768,620.94	1,105,661.27	—	780,826.67	1,325,656.66	127,264.86	673,342,128.62	579,530.34	1,072.13	—
June-05	19,319,254.28	1,048,893.71	—	780,826.67	1,233,143.89	123,221.61	652,789,730.45	561,118.44	1,038.07	—
July-05	18,498,645.95	996,087.75	—	780,826.67	1,180,764.64	119,460.52	633,110,319.86	543,991.44	1,006.38	—
August-05	18,665,869.09	945,524.78	—	780,826.67	1,191,438.45	115,859.19	613,253,012.32	527,591.93	976.05	—
September-05	20,474,684.48	894,504.74	—	780,826.67	1,306,894.75	112,225.30	591,471,433.09	511,044.18	945.43	—
October-05	18,639,856.66	838,540.60	—	780,826.67	1,189,778.08	108,239.27	571,641,798.35	492,892.86	911.85	—
November-05	18,493,204.19	787,591.66	—	780,826.67	1,180,417.29	104,610.45	551,968,176.87	476,368.17	881.28	—
December-05	16,807,002.87	737,043.57	—	780,826.67	1,072,787.42	101,010.18	534,088,386.58	459,973.48	850.95	—

Totals	$184,156,916.62	$9,981,370.76	$—	$7,990,459.59	$11,754,696.80	$1,207,384.88		$4,946,283.31	$9,908.90	$—

** Principal payments are allocated 94.0% to the Class A notes and 6.0% to the Class B notes.